                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered to be effective as of April 1, 2002, by and between Advanced Neuromodulation Systems, Inc. (the "Company" or "ANS") and Kenneth G. Hawari ("Employee").

                                    RECITALS

     The Company has special expertise in its business that has enabled it to provide unique career opportunities for its employees.

     The Company's growth depends, to a significant degree, on its possession of more and better information than that available to its competitors concerning a number of matters, including but not limited to, research, systems, development, marketing, management and other information not generally known to others in the Company's industry. To obtain such information and use it successfully, the Company has made significant investments in research, business development, customer satisfaction methods and techniques, business process improvements and other developments in marketing methods and providing services to its customers. This unique and special expertise in pooling this information has enabled the Company to conduct its business successfully and thus provide potential employment opportunities for its employees.

     The parties acknowledge that Employee has his own valuable knowledge and training in certain of the areas in which the Company conducts its business but that his knowledge will be enhanced by this employment.

     Employee recognizes that unless the Company imparts to him its special expertise, he would be less effective and of less benefit to the Company. Employee further acknowledges that without the additional knowledge to be imparted to him by the Company, he will be less valuable than would otherwise be the case in its business.

     Employee understands and acknowledges that a covenant not to compete and a restriction on disclosure of confidential information is essential to the continued growth and stability of the Company's business and to the continuing viability of its business in the event the Employee's employment is terminated as expressly permitted under the terms and limitations of this Agreement.

     The Employee desires employment as an employee of the Company under the terms and conditions of this Agreement and further desires to be given access to the Company's proprietary information.

     The Company desires to employ Employee under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company employs Employee, and Employee hereby accepts such employment by the Company.

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     2. Duties of Employee.

        (a) Employee shall serve in the capacities of General Counsel and Executive Vice President - Corporate Development of ANS, and shall be subject to supervision by the Chief Executive Officer of ANS. In such capacities, Employee shall have all necessary powers to discharge his responsibilities, including general supervision of the legal affairs of the Company and active participation in its corporate development activities. Employee shall have all powers granted by the Bylaws of the Company to a Vice President, and Employee shall report to the Chief Executive Officer of the Company.

        (b) During the term of this Agreement, and thereafter so long as Employee is employed by the Company, Employee shall devote his full business time and effort to the performance of his duties and responsibilities as an officer of the Company. Notwithstanding the foregoing, Employee may spend reasonable amounts of time on personal civic and charitable activities that do not interfere with the performance of his duties and responsibilities to the Company. In addition, Employee may, subject to prior approval by the Board of Directors of the Company, spend reasonable amounts of time serving on boards of directors for other companies, provided that such service does not, in the sound discretion of the Board of Directors of the Company, constitute or create a conflict of interest.

        (c) Employee shall observe and comply with the written rules and regulations of the Company respecting its business and shall carry out and perform the directives and policies of the Company as they may from time to time be stated to Employee in writing by the Chief Executive Officer or the Chairman of the Board of Directors.

        (d) Employee shall maintain accurate business records as may from time to time be required by the Company. Such records may be examined by the Company, at all reasonable times after written request is delivered to Employee. Any such document shall be delivered to the Company promptly upon request.

        (e) Employee agrees not to solicit or receive any income or other compensation from any third party in connection with his employment with the Company. Employee agrees, upon written request by the Company, to render an accounting of all transactions relating to his business endeavors during the term of this employment hereunder.

     3. Term. The term of this Agreement (the "Term") shall commence effective as of April 1, 2002 (the "Effective Date") and continue until the third anniversary of the Effective Date, unless Employee's employment is earlier terminated in accordance with Section 10 of this Agreement; provided, however, that, on the third and subsequent anniversary dates of this Agreement or any extension, this Agreement will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, the Company shall have given written notice to the Employee that it does not wish to extend the Term. Upon expiration of the term of this Agreement, Employee shall remain an "at will" employee of the Company but shall still be subject to and bound by the terms of this Agreement.

     4. Salary. Commencing on the Effective Date, the Company will pay Employee a minimum base annual salary during the term of this Agreement for his services as an officer of $200,000.00, which shall be payable in accordance with the Company's standard payroll practice, but not less than monthly. Such base salary will not include any benefits made available to

Employee or any contributions or payments made on his behalf pursuant to any employee benefit plan or program of the Company, including any health, disability or life insurance plan or program, 401-K plan, cash bonus plan, stock incentive plan, retirement plan or similar plan or program of any nature. The Company shall review Employee's salary on an annual basis, and shall increase the annual salary of Employee from time to time as may be warranted in accordance with the Company's compensation policies.

     5. Bonus Compensation. The Company shall pay Employee an annual cash bonus in accordance with Company policy established by the Board from time to time, as described in Exhibit "A" to this Agreement.

     6. Stock Options: The Company will grant Employee non-transferable stock options to purchase shares of the Company Common Stock in number and on such terms and conditions as the Company's Compensation Committee determines.

     7. Executive Allowances and other Fringe Benefits: Employee will be entitled to an $800 per month car allowance. In addition, the Company will provide Employee a separate annual executive allowance of $6,000 to cover the cost of Employee's personal tax planning and country club dues.

     8. Other Employee Benefits. During the term of this Agreement, the Company will provide Employee with all benefits made available from time to time by the Company to its executive officers and /or other employees, such benefits to be in accordance with the Company's policies, except that if Employee's employment with the Company is terminated, Employee's cash severance payments shall be in accordance with Section 10 of this Agreement, in lieu of cash severance payments provided by the policies of the Company. Specifically, Employee's benefits shall include participation in medical, dental and vision plans or programs (providing coverage for Employee's immediate family); disability insurance; 401-K plan; life insurance payable to Employee's designated beneficiary; executive car allowance; and paid vacation (up to four weeks). In the event that Employee's employment with the Company is terminated, the Company agrees to pay in full all premiums associated with Employee's election to continue health benefits provided hereunder for a period of two years following the date of termination.

     9. Reimbursement of Expenses. The Company shall reimburse Employee for all expenses actually and reasonably incurred by him in the business interests of the Company. Such reimbursement shall be made to Employee upon appropriate documentation of such expenditures in accordance with the Company's written policies.

     10. Early Termination. It is the desire and expectation of each party that the employer-employee relationship shall continue for the full term specified herein and be a pleasant and rewarding experience for the parties hereto. The Company shall, however, be entitled to terminate Employee's employment at any time before or after the Effective Date with or without Cause (as defined in this Section 10). Termination shall require approval by majority vote of the board of directors of the Company.

         If Employee's employment is terminated without Cause (as defined in this Section 10), the Company shall pay Employee severance compensation pursuant to the following formulas:

         (a) In the event of a termination without Cause occurring prior to the first anniversary of this Agreement, Employee shall receive a lump sum amount equal to 299% of the sum of (A) the highest annual salary of Employee in effect at any time during the Term or the salary of Employee in effect immediately prior to the termination without Cause, whichever is the larger amount, plus (B) the amount of the bonus or incentive compensation targeted for payment to the Employee for the fiscal year during which the termination without Cause occurs.

         (b) In the event of a termination without Cause occurring at any time after the first anniversary of this Agreement, Employee will receive 200% of the sum of the amounts referred to in Section 10(a)(A) and (B).

         (c) In the event of a termination without Cause at any time during the term of this Agreement, Employee shall also receive a job search lump sum payment of $25,000.

         (d) However, if the termination without Cause is the result of a "Change in Control" as that term is defined in the Special Termination Agreement between the Company and the Employee dated as of April 1, 2002, then Employee will not be entitled to any payments under the preceding sub-paragraphs (a) (b) and/or (c), and the Company's severance compensation obligations to Employee shall be governed by the terms of that Special Termination Agreement.

         If Employee dies, is unable to perform his duties and responsibilities as a result of disability that continues for 90 consecutive days or more ("Disability"), voluntarily resigns from the Company, or is terminated for "Cause," the Company shall pay Employee (or his estate, executor or legal representative, as appropriate) any salary and bonus that has accrued to the date employment ceases, and the Company's obligations to pay additional salary or cash compensation or benefits shall terminate as of such date.

         "Cause," for the purpose of this Agreement, shall mean the occurrence of any of the following events:

         (a) Performance by Employee of illegal or fraudulent acts, criminal conduct or willful misconduct relating to the activities of the Company;

         (b) A conviction of or nolo contendere plea by Employee for any criminal acts involving moral turpitude having or reasonably likely to have a material adverse effect upon the Company, including, without limitation, upon its profitability, reputation or goodwill;

         (c) Willful or grossly negligent failure by Employee to perform his duties in a manner consistent with the Company's best interests;

         (d) Willful refusal by Employee to carry out reasonable written instructions of the Chief Executive Officer or the Company's Board of Directors not inconsistent with the provisions of this Agreement;

         (e) Violation by Employee of any of Employee's covenants and agreements contained in Sections 11, 12 or 13 of this Agreement; or

         (f) Any other material breach of Employee's obligations hereunder, which he fails to cure within thirty days after receiving written notice thereof.

     11. Non-Competition Agreement.

         (a) Employee understands and the Company promises that during the course of his employment by the Company, Employee will have access to and the benefit of the information referred to in the Recitals above, specifically Trade Secrets and Confidential Information, and will represent the Company and develop contacts and relationships with other persons and entities, including but not limited to customers, potential customers and other employees of such entities. To protect the Company's interest in preserving its Trade Secrets, Confidential and other protected information and in the Business Good Will generated by new contacts and relationships, and as a direct inducement and consideration for the Company's promises to provide new Trade Secrets, new Confidential Information and new contacts, the Employee agrees and covenants to the duties and obligations created by this covenant not to compete.

         (b) The Employee agrees that all duties assumed by this covenant not to compete include any actions taken by the Employee directly or indirectly, either as an individual or as an employee, partner, officer, director, shareholder, advisor, or consultant or in any other capacity whatsoever, of any person (other than ownership of less than 1% of the issued and outstanding voting securities of a publicly held corporation).

         (c) Employee covenants he:

             (1) will not recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others for employment any person who is, or within the 12 month period immediately preceding the date of any such activity was, an employee of either Company or any of its Affiliates;

             (2) Employee agrees that during the term of his employment with the Company and for a period of two years thereafter, without regard to the party terminating such employment or the reason for termination, if any, Employee will not, without prior written approval by the Board of Directors for the Company, in the United States or in any foreign country in which either Company is then marketing its products or services, directly or indirectly engage in or own or control an interest in (except as to those investments held at the effective date of this agreement or as a passive investor in publicly held Company, i.e., Employee and Employee's relatives do not own of record, or beneficially, an aggregate of more than one percent of any class of outstanding securities) or act as an officer, director, or employee of, or consultant or adviser to, any firm, corporation, institution or entity, directly or indirectly in competition with or engaged in a business substantially similar to that of Employer, including the research, development, manufacture, sale or marketing of products, devices, instruments, methods or techniques (or any related services or activities) similar to any products, devices, instruments, methods or techniques which either Company is engaged in the research of, development of, manufacture, selling, or marketing, or has under consideration to do the same (whether or not such products, devices, instruments, methods or techniques or the technology related thereto were obtained from Employee), during the term of the Employee's employment. This provision 11(c)(2) is not intended to, and shall not be construed in such a manner as to, prevent Employee from securing gainful employment within the health care industry except with those entities whose products, devices, instruments, methods or techniques (or any related services or activities) substantially compete with those of the Company.

         (d) It is understood and agreed that the scope of the foregoing covenant is reasonable as to time, scope and geography and is necessary to protect the legitimate business interests of the Company, in the Confidential Information and Trade Secrets the Company have promised to share with Employee. It is further agreed that such covenant will be regarded as divisible and will be operative as to time, area and persons to the extent that it may be so operative, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area or persons, the validity and enforceability of the remainder will not be affected.

         (e) If Employee violates the restrictive covenants of this Section 11 and the Company brings legal action for injunctive or other relief, neither Company shall be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining the relief. Accordingly, to the extent allowed by law, the Employee agrees that the restricted period following the term of employment shall have a duration of one year, and the regularly scheduled expiration date of such covenant shall be extended by the same amount of time that Employee is determined to have violated such covenant.

     12. Confidentiality. Employee acknowledges that he has learned and will learn Confidential Information (as defined herein) relating to the business conducted and to be conducted by the Company. The Company promises to provide all needed Confidential Information to the Employee. Employee agrees that he will not during the term of employment with the Company or at any time after the termination of such employment, without regard to the party terminating such employment, except in the normal and proper course of his duties hereunder, disclose or use or authorize any third party to disclose or use any such Confidential Information, without prior written approval of the Company. As used in this Section 12, "Confidential Information" shall mean information disclosed to or known to Employee as a direct or indirect consequence of or through his employment with the Company, about the Company's business, methods, business plans Company, operations, products, processes, and services, including, but not limited to, information relating to research, development, inventions, recommendations, programs, systems, and systems analyses, flow charts, finances, and financial statements, marketing plans, Company and strategies, merchandising, pricing strategies, merchandise sources, client sources, system designs, procedure manuals, automated data programs, financing methods, financial projections, terms and conditions of arrangements of any business, computer software, terms and conditions of business arrangements with customers or suppliers, reports, personnel procedures, supply and services resources, names and addresses of clients, the Company's contacts, names of professional advisors, and all other information pertaining to customers and suppliers, including, but not limited to assets, business interests, personal data and all other information pertaining to the Company, clients or suppliers whatsoever, including all accompanying documentation therefor. All information disclosed to Employee, or to which Employee has access during the period of his employment, for which there is any reasonable basis to be believed is, or which appears to be treated by the Company as Confidential Information, shall be presumed to be Confidential Information hereunder. Confidential Information shall not, however, include information that (i) is publicly known or becomes publicly known through no fault of Employee, or (ii) is generally or readily obtainable by the public, or (iii) constitutes general skills, knowledge and experience acquired by Employee before and/or during his employment with the Company.

     Employee agrees that all documents of any nature pertaining to activities of the Company or its Affiliates, or that include any Confidential Information, in his possession now or at any time during the term of his employment, including without limitation, memoranda, notebooks, notes, data sheets, records and computer programs, are and shall be the property of such entity and that all copies thereof shall be surrendered to the appropriate entity upon termination of his employment.

     13. Inventions; Developments. Employee agrees to notify the Company of any discovery, invention, innovation, or improvement which is related to the Business or to the business of any customer or supplier (collectively called "Developments") conceived or developed by Employee during the term of the Employee's employment. Developments shall include, without limitation, developments in computer software, logical systems, algorithms, and any or all other intellectual properties related to the Business. All Developments, including but not limited to all written documents pertaining thereto, shall be the exclusive property of the Company or the Company, as the case may be, and shall be considered Confidential Information subject to the terms of this Agreement. Employee agrees that when appropriate, and upon written request of the Company or the Company, the Employee will acknowledge that Developments are "works for hire" and will file for patents or copyrights with regard to any or all Developments and will sign documentation necessary to evidence ownership of Developments in the Company.

     14. Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the Company's business interests, Employee agrees, at no additional expense to the Company, to engage in an exit interview with the Company prior to Employee's departure from the Company at a time and place designated by the Company. In the event that the exit interview takes place in a location outside of the Dallas/Fort Worth metropolitan area, the Company agrees to reimburse Employee for reasonable expenses associated with his travel to and from said exit interview.

     15. Right of Setoff. the Company shall be entitled, at its option and not in lieu of any other remedies to which they may be entitled, to set off any amounts due Employee or any Affiliate of Employee against any amount due and payable by Employee or any Affiliate of Employee to the Company ("Set-Offs") pursuant to this Agreement or otherwise, provided that the Set-Offs are set forth in detail in writing with supporting evidence to substantiate each Set-Off.

     16. Notice Provision. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when telecopied to a party at its address or telecopy number specified below:

         If to the Company:

         Advanced Neuromodulation Systems, Inc.
         6501 Windcrest Drive, Suite 100
         Plano, Texas 75024
         Telecopy number: (972) 309-8150

         If to Employee:

         Kenneth G. Hawari
         3605 Edgestone
         Plano, Texas 75093
         Telecopy number: 972-378-0661

     The parties to this Agreement may change its addresses for notice in the manner provided above.

     17. Headings Non-binding. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions hereof.

     18. Words to have Contextual Meaning. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Additionally, the words "and" and "or" shall be given its contextual meaning and not be interpreted blindly as being solely conjunctive or disjunctive, as the case may be.

     19. Execution of Agreement. The parties shall execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

     20. Partial Assignment Clause. This Agreement shall be binding upon and inure to the benefit of the parties hereto, its representatives and permitted successors and assigns. Employee's duties hereunder are personal services and are not assignable. Except for the provisions of Sections 11, 12 and 13 of this Agreement, which are intended to benefit the Company and the Company's Affiliates as third party beneficiaries, or as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement, its respective representatives and permitted successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

     21. Limitation of Benefits Clause. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the parties, except as otherwise expressly provided herein.

     22. Non-waiver Provision. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

     23. Multiple Originals. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

     24. CHOICE OF LAWS. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

     25. Subject Claims; Initiation of Binding Arbitration. The matters, claims, rights, and obligations subject to these arbitration provisions include all rights, claims and obligations arising out of or relating to this Agreement or to the employee's employment and/or its termination, including, without limitation, any and all claims, rights or causes of action which may ever arise or be asserted under any federal, state, local or foreign statutory, regulatory or common law, and including, without limitation, claims of discrimination, wrongful discharge or termination, breach of contract, tort (such as intentional infliction of emotional distress, libel, slander, wrongful invasion of privacy or personal injury), workers compensation or unemployment compensation. All of the foregoing types of matters, claims, rights and obligations subject to these arbitration provisions are herein called "Subject Claims". In the event of a dispute relating to any Subject Claim, then, upon notice by any party to the other parties (an "Arbitration Notice") and to American Arbitration Association ("AAA"), Dallas, the controversy or dispute shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in Dallas, Texas, in accordance with AAA's National Rules for the Resolution of Employment Disputes (the "Rules") as modified or supplemented hereby. The parties agree that they will faithfully observe this agreement and the Rules and that they will abide by and perform any award rendered by the arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 116 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The award or judgment of the arbitrator shall be final and binding on all parties and judgment upon the award or judgment of the arbitrator may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitrator will be shared equitably (as determined by the arbitrator) by all parties engaged in the dispute or controversy.

     Selection of Arbitrator. Promptly after the Arbitration Notice is given, AAA will select five possible arbitrators, to whom AAA will give the identities of the parties and the general nature of the controversy. If any of those arbitrators disqualifies himself or declines to serve, AAA shall continue to designate potential arbitrators until the parties have five to select from. After the panel of five potential arbitrators has been completed, a two-page summary of the background of each of the potential arbitrators will be given to each of the parties, and the parties will have a period of 10 days after receiving the summaries in which to attempt to agree upon the arbitrator to conduct the arbitration. If the parties are unable to agree upon an arbitrator, then one of the parties shall notify AAA and the other party, and AAA will notify each party that it has five days from the AAA notice to strike two names from the list and advise AAA of the two names stricken. After expiration of the strike period, if all but one candidate has been stricken, the remaining one will be the arbitrator, but, if two or more have not been stricken, AAA shall select the arbitrator from one of those not stricken. The decision of AAA with respect to the selection of the arbitrator will be final and binding in such case.

     No Litigation; Damages Limitation. Unless and only to the extent mandatory arbitration is validly prohibited or limited by applicable statute or regulation, no litigation or other proceeding may ever be instituted at any time in any court or before any administrative agency or body for the purpose of adjudicating, interpreting or enforcing any of the rights, duties, liabilities or obligations of the parties hereto or any rights, duties, liabilities or obligations relating to any Subject Claim, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or determination of the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator, except a proceeding instituted (i) for the purpose of having the award or judgment of an arbitrator entered and enforced or
(ii) to seek an injunction or restraining order (but not damages in connection therewith) in circumstances where such relief is available. Unless and only to the extent a limitation of damages is validly prohibited or limited by applicable statute or regulation, no punitive, exemplary or consequential damages may ever be awarded by the arbitrator or anyone else, and each of the parties hereby waives any and all rights to make, claim or recover any such damages.

     Arbitration Hearing. Within 20 days after the selection of the arbitrator, the parties and its counsel will appear before the arbitrator at a place and time designated by the arbitrator for the purpose of each party making a one hour or less presentation and summary of the case. Thereafter, the arbitrator will set dates and times for additional hearings in accordance with the Rules until the proceeding is concluded. The desire and goal of the parties is, and the arbitrator will be advised that his goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible. If any party or his counsel fails to appear at any hearing, the arbitrator shall be entitled to reach a decision based on the evidence that has been presented to him by the parties who did appear.

     26. Severability and Reformation. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

     27. Written Amendments Provision. No supplement, modification or amendment of this agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing wavier unless otherwise expressly provided.

     28. Actions to Enforce Non-Compete, Confidentiality or Inventions. Employee acknowledges and agrees that the Company and the Company would be irreparably harmed by any violation of Employee's obligations under Sections 11, 12 and 13 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company and the Company will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. Additionally, both parties agree that irrespective of its agreement to arbitrate, either party may seek to have its rights under Sections 11, 12 or 13 of this agreement enforced by legal or equitable action in a Court of Competent jurisdiction. The provisions of Sections 11, 12 and 13 hereof will survive any termination of this Agreement, in accordance with its terms.

     29. Written Consent for Assignment. No party may assign this Agreement or any rights or benefits thereunder without the written consent of the other parties to this Agreement.

     30. Choice of Forum. Any action initiated pursuant to paragraph 28 must proceed in a Texas District Court in Collin County, Texas. If such an action cannot proceed in District Court due to jurisdictional limitations, then it shall proceed in any State or County court of competent jurisdiction in Collin County, Texas.

     EXECUTED as of the date first above written.

                                       ADVANCED NEUROMODULATION SYSTEMS, INC.

                                       By: /s/ Christopher Chavez
                                           ----------------------------------
                                           Christopher Chavez
                                           Chief Executive Officer

                                       /s/ Kenneth G. Hawari
                                       --------------------------------------
                                       Kenneth G. Hawari

                                    EXHIBIT A

Annual Bonus

In addition to the base salary described in Section 4 of this Agreement, Employee shall be eligible for an annual performance-based cash bonus. Employee's standard bonus percentage is 50% of his annual base salary, to be earned by satisfactorily performing his duties. Employee will receive the full 50% bonus amount if his duties are performed satisfactorily. In the event that Employee's performance exceeds this standard, Employee may be considered for a bonus in an amount larger than the standard bonus percentage stated above. In the event that Employee's performance falls short of this standard, Employee may receive less than the full bonus percentage.

In addition, to the extent that other executive vice presidents and vice presidents of the Company earn bonuses under the Company's Bonus Plan for Vice Presidents for 1) net revenues exceeding 100% of plan, and/or 2) earnings from operations exceeding 100% of plan, Employee will earn a commensurate bonus. For calendar year 2002, reference is made to the Advanced Neuromodulation Systems 2002 Bonus Plan - Corporate Vice Presidents.